SEVENTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$30,000,000.00 July 24, 2006

For value received, the undersigned (“Borrower”) promises to pay to the order of Wachovia Bank, National Association (formerly First Union National Bank) (the “Bank”), on or before the Revolving Credit Termination Date, the lesser of Thirty Million Dollars ($30,000,000.00) or the unpaid principal amount outstanding under the Revolving Credit Facility made available by the Bank to Borrower pursuant to the Third Amended and Restated Credit Agreement referred to in paragraph 1 below, together with interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance from time to time outstanding hereunder from the date hereof until payment hereunder in full. Both principal and interest shall be paid in federal funds or other immediately available lawful money of the United States at the main office of the Agent at 2240 Butler Pike, Plymouth Meeting, PA 19462, Attention: Harry Ellis (or such other address as may be designated by the holder hereof in writing).

1. (a) This Note evidences the Revolving Credit Balance under, is governed by, and is entitled to the benefits of a Third Amended and Restated Credit Agreement dated as of the date hereof and as it may be further amended (collectively referred to herein as the “Agreement”) among Borrower, the Bank, for itself and as Agent and the other Banks, if any, parties thereto, including Bank, which Agreement, among other matters, contains provisions for the acceleration of the maturity hereof upon the occurrence and continuance of certain stated events. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement.

(b) This Note amends, restates and consolidates in its entirety the Sixth Amended and Restated Revolving Credit Note dated May 23, 2005 issued by the Borrower to the Bank pursuant to the Agreement.

2. Borrower shall pay the principal hereof and all accrued interest on or before the Revolving Credit Termination Date.

3. Borrower shall pay interest on the unpaid principal balance from time to time outstanding hereunder from the date hereof until such unpaid principal balance has been paid in full at the rate or rates, and at the times, set forth in the Agreement. Any payment of principal, and, to the extent permitted by law, interest, of or on this Note which is not paid in full when due shall bear interest at the Default Rate.

4. The Bank’s records as to the Revolving Credit Advances made by the Bank to Borrower pursuant to the Agreement, the payments made on account of principal hereof, the issuance of Letters of Credit and draws thereon and reimbursement thereof, shall be presumed to be complete and correct absent manifest error.

(Corporate Seal)

Attest:	DORMAN PRODUCTS, INC.

By:/s/ Thomas J. Knoblauch	By:/s/ Richard Berman

Name: Thomas J. Knoblauch Title: Assistant Secretary	Name: Richard N. Berman Title: President and CEO